Exhibit 16.1



April 4, 1997




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We have read Item 4 of Ultramar Diamond Shamrock Corporation's Form 8-K/A dated March 4, 1997 and filed with the Securities and Exchange Commission on April 4, 1997, and are in agreement with the statements contained in paragraph 4(a) therein as they relate to Price Waterhouse LLP.

Yours very truly,


/s/ PRICE WATERHOUSE LLP


    PRICE WATERHOUSE LLP




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